Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

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WINCHESTER, Va. (August 25, 2009) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the first quarter of its fiscal year 2010, that ended on July 31, 2009.

Net sales declined 28% compared with the first quarter of the prior fiscal year to $100,835,000. The Company experienced sales declines of more than 20% in both its remodeling and new construction sales channels.

During the fourth quarter of its prior fiscal year, the Company previously announced several initiatives to reduce costs, including the permanent closure of two of its manufacturing plants, the suspension of operations at a third plant, and a reduction-in-force of salaried personnel. The Company successfully completed these initiatives during the first quarter of fiscal year 2010. The Company recorded restructuring charges during its first quarter relating to these initiatives that increased its net loss by ($1,596,000), or ($0.11) per diluted share. Exclusive of these charges, net loss for the first quarter of fiscal year 2010 was ($4,810,000), or ($0.34) per diluted share. These results compare with net income earned during the first quarter of the prior fiscal year of $156,000, or $0.01 per diluted share.

Gross profit for the first quarter of fiscal year 2010 was 11.7% of net sales, compared with 15.9% in the first quarter of the prior fiscal year. The decline in gross profit margin experienced during the first quarter of fiscal year 2010 primarily reflected the unfavorable impact of inefficiencies in direct labor and manufacturing overhead costs stemming from the impact of lower sales volumes, offset in part by the favorable impact of lower fuel costs.

         Selling, general and administrative costs were 19.4% of net sales in the first quarter of fiscal year 2010, up from 15.9% of net sales in the first quarter of the prior fiscal year. The Company reduced its operating expenses by $2.5 million, or 11% compared with prior year, but its operating expense ratio increased because this reduction was lower than the magnitude of its sales decline.

The Company experienced negative free cash flow of ($9.1) million (defined as cash provided by operating activities net of cash used for investing activities) in the first quarter of fiscal year 2010, compared with positive free cash flow generated in the first quarter of the prior fiscal year of $7.4 million. The Company’s decline in free cash flow was driven primarily by a combination of reduced net income and payments made during the first quarter of fiscal year 2010 to satisfy prior year obligations for performance-based bonuses and severance.

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Commenting on these results, President and CEO Kent Guichard stated, “Our sales decline and net loss for the quarter were disappointing, but in line with our expectations, when considering the difficult market conditions confronting our industry. Our Company had been somewhat insulated against these difficult conditions in our two previous quarters by a favorable retail promotional environment, but that impact ended during the fourth quarter of our last fiscal year. Because we chose to maximize our liquidity last year, we began the current fiscal year with a record amount of cash on hand. Although we had negative free cash flow, we ended the first quarter with over $72 million of cash on hand, and a debt to capital ratio of only 11.7%. While prevailing market conditions remain difficult, we remain confident about the long-term prospects for our industry and for our Company in particular.”

     American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates eleven manufacturing facilities and nine service centers across the country.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended July 31
	2009	2008
Net Sales	$100,835	$139,153
Cost of Sales & Distribution	89,001	117,093

Gross Profit	11,834	22,060
Sales & Marketing Expense	13,349	15,568
G&A Expense	6,227	6,542
Restructuring charges	2,554	----

Operating Loss	(10,296)	(50)
Interest & Other (Income) Expense	(46)	(261)
Income Tax Expense (Benefit)	(3,844)	55

Net Income (Loss)	$(6,406)	$156

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,113,627	14,099,805
Diluted Earnings Per Share	$(0.45)	$0.01

Condensed Consolidated Balance Sheets

	July 31 2009	April 30 2009

Cash & Cash Equivalents	$72,754	$82,821
Customer Receivables	26,426	26,944
Inventories	27,610	32,684
Other Current Assets	11,969	11,089

Total Current Assets	138,759	153,538
Property, Plant & Equipment	128,018	132,928
Other Assets	22,336	17,271

Total Assets	$289,113	$303,737

Current Portion – Long-Term Debt	$862	$859
Accounts Payable & Accrued Expenses	46,408	57,308

Total Current Liabilities	47,270	58,167
Long-Term Debt	26,326	26,475
Other Liabilities	17,542	15,413

Total Liabilities	91,138	100,055
Stockholders’ Equity	197,975	203,682

Total Liabilities & Stockholders’ Equity	$289,113	$303,737

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Three Months Ended July 31
	2009	2008
Net Cash Provided (Used) by Operating Activities	$(6,718)	$10,617
Net Cash Used by Investing Activities	(2,361)	(3,233)
Free Cash Flow	(9,079)	7,384

Net Cash Used by Financing Activities	(988)	(3,886)

Net Increase/(Decrease) in Cash and Cash Equivalents	(10,067)	3,498
Cash and Cash Equivalents, Beginning of Period	82,821	56,932

Cash and Cash Equivalent, End of Period	$72,754	$60,430

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